Exhibit 10.3

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT dated as of August 9, 2016 (the “Effective Date”) by and among SPARK NETWORKS, INC., a Delaware corporation (the “Company”), and PEAK6 INVESTMENTS, L.P. (“PEAK6”).

WHEREAS, the Company and PEAK6 have entered into a Purchase Agreement, dated as of the Effective Date (the “Purchase Agreement”), pursuant to which PEAK6 has purchased 5,000,000 shares of Common Stock of the Company (the “Purchased Stock”) at a per share price of $1.55 (the “Stock Price”); and

WHEREAS, in connection with the Purchase Agreement, the Company agrees to retain PEAK6 to perform certain services for the Company, and PEAK6 agrees to provide such services to the Company, as described further below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereby agree as follows:

1.Services.

(a)Description of Services.  The Company shall retain PEAK6 to provide, and PEAK6 shall provide and perform, the following marketing, technology, strategy, development and other services for the Company (collectively, the “Services”) (it being understood that (i) the Company currently has, and will continue to have, marketing, technology, strategy and development personnel and that PEAK6 will not be responsible for replacing or providing all marketing, technology, strategy, development or other services to the Company and (ii) there may be times when certain of the following services are not needed or are needed with greater or less intensity):

(i)marketing, product, advertising, promotional and brand strategy development and implementation oversight, which includes decision making authority on strategy, spending, campaigns and other marketing, advertising, brand and/or promotional matters for the Company; provided that such spending is within the Board-approved annual budget of the Company; provided, further, that for the avoidance of doubt, PEAK6 shall determine the means of providing such development and oversight in its discretion;

(ii)strategic planning in coordination with the Company, including evaluating major strategic alternatives;

(iii)identification of, and support for, potential acquisitions and dispositions (including aid with negotiations and analysis support);

(iv)strategic financial advice and capital structure guidance, including without limitation with respect to raising additional capital and cash management;

(v)strategic managerial and operational advice in connection with the operations of the Company, including without limitation advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Company;

(vi) information technology and infrastructure consulting, contract review and assistance, and technology support (provided, that it is understood that (i) such services shall not include providing general technology department services to the Company, (ii) the Company will retain and employ technology, IT and infrastructure personnel, including a CTO, that are not PEAK6 employees or resources and (iii) PEAK6 is not an outsourced technology function for the Company); and

(vii)such other services for the Company upon which the Board of Directors of the Company (the “Board”) and PEAK6 agree in writing.

(b)Performance of Services.  PEAK6 shall render the Services in a timely and professional manner reasonably consistent with industry standards.  PEAK6 shall provide and devote to the performance of the Services under this Agreement such employees, agents and partners of PEAK6 as PEAK6 deems appropriate or necessary in order to furnish the Services to the Company in accordance with this Agreement.  In performing the Services, PEAK6 agrees to provide its personnel and their computer and related equipment at its own expense and the Company would be responsible for payment of other costs and/or expenses of acquisition, implementation, negotiation, vendor retention, media buy and oversight and management with respect to other services that may be recommended by PEAK6.  The Company shall make its facilities and equipment available to PEAK6 as reasonably necessary in connection with the Services.  PEAK6 may not subcontract or otherwise delegate its obligations under this Agreement without the Company’s prior written consent (upon the approval of a majority of the members of the Board), which may not be unreasonably withheld, conditioned or delayed; provided, further, that in the event personnel of PEAK6 are terminated that were providing Services hereunder, PEAK6 may subcontract the Services such individual had been providing until PEAK6 hires a replacement (and PEAK6 shall be responsible for the performance of such Services by such subcontractor under this Agreement to the same extent that PEAK6 would have been responsible for the performance of such Services under this Agreement had PEAK6 performed such Services itself); provided, further, that it is acknowledged that PEAK6 may recommend the hiring by the Company, at the Company’s expense, of subcontractors, rather than employees, to fill positions at the Company and the retention of such subcontractors would not be deemed the use of a subcontractor by PEAK6 hereunder. Any individual hired by the Company as an employee or contractor at the recommendation of PEAK6 (including the Chief Executive Officer or Chief Technology Offer, as referenced below in Section 2) shall enter into the Company’s standard proprietary information and invention assignment agreement for employees and contractors. For any work performed on the Company’s premises, PEAK6 shall comply with all reasonable and generally applicable security, confidentiality, safety and health policies of the Company.  PEAK6 agrees that in performing the Services, in the absence of approval from the Board (through budget approval or otherwise), it may not cause the Company to incur expenses or obligations that would cause the Company to have less than $5,000,000 of cash or cash equivalents on hand (the “Expenditures Limit”); provided, however, that (i) the Expenditures Limit shall not be reduced by any amount paid in cash by the Company to the former equity holders of Smooch Labs Inc. (“Smooch”) for earnout payment pursuant to the terms of that certain Agreement and Plan of Merger by the Company, Smooch and the former equity of Smooch; and (ii) this sentence shall not in any way limit or impair the payment of the Management Fee to PEAK6 and, in the event that this limitation in Services applies, PEAK6 shall not be responsible or liable for providing such limited Service.

(c)No Conflict of Interest. PEAK6 agrees during the Term (as defined below) not to accept work or enter into any agreement or accept any obligation that is inconsistent or incompatible with PEAK6’s obligations under this Agreement or the scope of Services rendered for the Company.  PEAK6 represents and warrants that there is no other existing agreement or duty on PEAK6’s part inconsistent with this Agreement.

(d)Limit of Liability. Other than with respect to a breach of Section 6 of this Agreement, PEAK6, its affiliates, subsidiaries, employees, officers, partners, agents and representatives (collectively, the “PEAK6 Parties”) shall have no liability for the provision of any Services or otherwise hereunder other than as a result of the gross negligence, willful misconduct or fraud of a PEAK6 Party and the Company shall indemnify and hold the PEAK6 Parties harmless from any claim, proceeding, action, suit or liability resulting from or related to the Services other than as a result of the gross negligence, willful misconduct or fraud of a PEAK6 Party (other than with respect to a breach of Section 6 of this Agreement by a PEAK6 Party); provided, however, that other than with respect to a breach of Section 6 of this Agreement by a PEAK6 Party, in no event shall the liability, claims, losses or obligations of the PEAK6 Parties exceed the amount of management fees actually paid hereunder pursuant to Section 4.  Notwithstanding anything to the contrary herein, the foregoing limitations of liability with respect to the PEAK6 Parties shall not apply with respect to any breach of Section 6 of this Agreement by any PEAK6 Party, and the Company shall have no indemnification obligations to the PEAK6 Parties with respect to any claim, proceeding, action, suit or liability resulting from or related to a breach of Section 6 of this Agreement by any PEAK6 Party.

2.Board Matters.  The appointment of the Company’s Chief Executive Officer and the Chief Technology Officer shall be subject to the approval of a majority of the members of the Board.  Such appointment shall be made at such time that all seats on the Board are then filled.  Any Chief Executive Officer or Chief Technology Officer may only be terminated by the Company for Specified Termination Reasons.  “Specified Termination Reasons” means (i) termination for “Cause” (as defined below), or (ii) termination with the approval of at least 50% of all members of the Board at such time when all seats on the Board are then filled. “Cause” shall mean the occurrence during the term of employment of any of the following: (i) formal admission to (including a plea of guilty or nolo contendere to), or conviction of a felony, or any criminal offense involving moral turpitude under any applicable law, or (ii) gross negligence or willful misconduct in the performance of material duties if such negligence or misconduct has been communicated to the relevant employee in the form of a written notice from the Board and is not substantially cured within thirty (30) days following receipt of such written notice.

3.Term.  Subject to Section 5 hereof, this Agreement shall be in effect for a term of five (5) years commencing on the date hereof and terminating on August 8, 2021 (the “Term”).

4.Management Fee.

(i)The Company shall pay PEAK6 a cash fee of $1.5 million per year for the Services rendered by PEAK6 pursuant to this Agreement (the “Management Fee”). The Management Fee shall be paid on a quarterly basis in the manner set forth in Section 4(ii) below.  The parties agree that the Management Fee shall be treated as full consideration for the Services provided to the Company by PEAK6.

(ii)The Management Fee shall be payable on a quarterly basis on each September 1, December 1, March 1 and June 1 in an amount of $375,000 per upcoming quarter (“Quarterly Payment”), to be adjusted if appropriate as provided in Section 4(iv) (and with the last payment at the end of the Term pro-rated to reflect that the Agreement will terminate prior to the end of a full three-month period). The first Quarterly Payment shall be due on September 1, 2016 (and shall include a stub period payment for the period from the Effective Date through August 31, 2016 of $90,411).  PEAK6 shall be responsible for all of its expenses incurred in performance of the Services under this Agreement other than as provided herein, including Section 4(iv) below (provided, for the avoidance of doubt, that the salaries of the Chief Executive Officer and Chief Technology Officer shall be paid directly by the Company and shall not be expenses of PEAK6 hereunder).

(iii)  In the event that any Investor Designee (as defined in the Purchase Agreement) does not approve of the Company’s Chief Executive Officer or Chief Technology Officer appointment, or the Investor Designee does not approve of the termination of a Chief Executive Officer or Chief Technology Officer of the Company pursuant to clause (ii) of the definition of “Specified Termination Reason” in Section 2 above, then: the Company shall, if requested in writing by PEAK6, promptly file, and obtain the effectiveness of, a registration statement with the Securities and Exchange Commission and take such actions set forth in Section 8.1(d) of the Purchase Agreement with respect to such registration statement, and the Company shall reasonably assist PEAK6 in completing the sale of shares of the Company held by PEAK6 under such registration statement.

(iv)Notwithstanding anything to the contrary in this Agreement, and in addition to Section 1 hereof, in the event during the term of the Agreement PEAK6 partners or employees are engaged to provide marketing or marketing related services to the Company either as replacement of Company employees or other external marketing resources engaged by the Company or as if they were Company employees (temporary or full time), then the Company shall reimburse PEAK6 for the actual costs (including full burdened compensation and benefits) incurred of such PEAK6 partners or employees with respect to the marketing or marketing related services so provided to the Company; provided, however, that the amount to be reimbursed in any year by the Company for such marketing or marketing related services provided to the Company by PEAK6 partners or employees shall not exceed the lesser of Saved Company Marketing Costs (as defined below) or $1,750,000.  Reimbursement to PEAK6 shall be made on a monthly basis promptly following PEAK6's delivery of a reasonably detailed invoice for such prior month regardless of whether PEAK6’s costs exceed the current Saved Company Marketing Costs (but always subject to the $1,750,000 limit in any year); provided that, at the end of each yearly anniversary hereof, if Saved Company Marketing Costs does not exceed the amount paid to PEAK6 under this Section, PEAK6 shall reimburse such shortfall to the Company.  “Saved Company Marketing Costs” means the aggregate amount of fully burdened costs to the Company of the sales and marketing employees and external marketing resources (consulting or otherwise) that provided marketing or similar services to the Company as of the date hereof that are replaced by PEAK6 partners or employees hereunder or otherwise reduced by the Company.  For clarity, Saved Company Marketing Costs shall be calculated on a look forward basis, such that if the monthly run rate of costs so reduced or saved was $125,000, the Saved Company Marketing Costs would be $1,500,000 each year of the Term.

5.Termination.

(a)Termination for Convenience by the Company.  At any time following the third year anniversary of the Effective Date, the Company may terminate this Agreement at its convenience, with or without cause, upon at least 60 days’ prior written notice to PEAK6.  Upon any termination of the Agreement pursuant to this Section 5(a), the Company shall pay PEAK6 any unpaid Quarterly Payments that are due on or before the effective date of termination and the amounts due under Section 4(iv) for costs and/or expenses incurred through the date of termination.  Such payments shall be made within five (5) days of termination and shall be in full satisfaction of any obligation or liability of the Company to PEAK6 for payments due to PEAK6 under this Agreement.

(b)Termination for Cause by PEAK6.  PEAK6, at its option, shall have the right to terminate this Agreement for “Cause” (as defined below) by written notice to the Company unless the Company remedies (if curable) the event or condition giving rise to “Cause” within twenty (20) calendar days after receipt of such written notice. Upon any termination of the Agreement pursuant to this Section 5(b), (i) the Company shall pay PEAK6 any unpaid Quarterly Payments that are due on or before the effective date of termination and the amounts due under Section 4(iv) for costs and/or expenses incurred through the date of termination, (ii) an amount equal to the aggregate amount of all Management Fees that would have been paid by the Company to PEAK6 in the first three years of this Agreement less amounts actually paid (but not less than zero), and (iii) the Warrant (as defined below) shall immediately vest in full without regard to any vesting conditions set forth therein.  Such payment shall be made within 15 days of termination and shall be in full satisfaction of any obligation or liability of the Company to PEAK6 for payments due to PEAK6 under this Agreement.   The “Warrant” is the Warrant Agreement, dated as of the Effective Date (the “Warrant”), pursuant to which the Company has granted PEAK6 the right to purchase up to 7,500,000 shares of Common Stock of the Company at a per share exercise price of $1.74. For purposes of this Section 5(b), “Cause” shall mean: (i) the commission by the Company of an act against PEAK6 that would reasonably be expected to cause material harm to PEAK6 constituting common law fraud, a felony or a criminal act; (ii) the Company becomes insolvent, makes a general assignment for the benefit of creditors, files a voluntary petition for bankruptcy, suffers or permits the appointment of a receiver for its business or assets, becomes subject to any proceedings under any bankruptcy or insolvency law (whether domestic or foreign), has would up or liquidated, voluntarily or otherwise, or ceases to do business in the normal course; (iii)

willful misconduct or gross negligence by the Company in connection with PEAK6’s provision of the Services which would reasonably be expected to have a material adverse effect on the business, operations and financial affairs of PEAK6; or (iv) the failure of the Company to pay PEAK6 the Quarterly Payment or amounts due under Section 4(iv) when due.

(c)Termination for Cause by the Company. The Company, at its option, shall have the right to terminate this Agreement for “Cause” (as defined below) by written notice to PEAK6 unless PEAK6 remedies (if curable) the event or condition giving rise to “Cause” within twenty (20) calendar days after receipt of such written notice.  Upon any termination of the Agreement pursuant to this Section 5(c), PEAK6 shall pay the Company within fifteen (15) days of termination an amount equal to the aggregate amount of all Management Fees paid by the Company to PEAK6 during the Term of the Agreement.  Upon any termination of the Agreement pursuant to this Section 5(c), the Company shall not be obligated to pay any further amounts to PEAK6 under this Agreement, whether or not then past due or accrued.  For purposes of this Section 5(c), “Cause” shall mean: (i) the commission by PEAK6 of an act against the Company that would reasonably be expected to cause material harm to the Company constituting common law fraud, a felony or a criminal act; (ii) PEAK6 becomes insolvent, makes a general assignment for the benefit of creditors, files a voluntary petition for bankruptcy, suffers or permits the appointment of a receiver for its business or assets, becomes subject to any proceedings under any bankruptcy or insolvency law (whether domestic or foreign), has would up or liquidated, voluntarily or otherwise, or ceases to do business in the normal course; or (iii) willful misconduct or gross negligence by PEAK6 in provision of the Services which would reasonably be expected to have a material adverse effect on the business, operations and financial affairs of the Company.

(d)Cessation of Services; Survival.  Upon the effective date of any termination of this Agreement, PEAK6 shall immediately cease performing any Services under this Agreement.  Sections 6 through 15 of this Agreement shall survive the expiration or termination of this Agreement.  Neither party shall be liable to the other for damages of any kind solely as a result of rightfully terminating this Agreement in accordance with its terms.

(e)Delivery of Materials.  Upon any termination of this Agreement or at any time upon the Company’s request, PEAK6 shall promptly return to the Company any and all Confidential Information (as defined below) of the Company.  Upon any termination, PEAK6 shall also promptly deliver all Work Product then in progress, and all Background Technology, Third Party Technology or PEAK6 Proprietary Information required to be provided hereunder (each as defined below).

6.Confidentiality.

(a)Definition. Each party acknowledges that confidential, proprietary and/or trade secret information may be disclosed or submitted by one party (the “Disclosing Party”) to the other (the “Receiving Party”) hereunder, including, without limitation, trade secrets, processes, techniques, drawings, models, customer-related information and data, computer programs, databases, business plans, technical data, product ideas, marketing data, contracts and financial information (collectively, the “Confidential Information”). For the avoidance of doubt, (a) the Disclosing Party shall include any employee of the Company, including the Chief Executive Officer and/or Chief Technology Officer of the Company and (b) Work Product is addressed in Section 7 and shall not constitute the Confidential Information of PEAK6.

(b)Scope of Use.  The Receiving Party shall preserve and protect the confidentiality of the Disclosing Party’s Confidential Information using precautions at least as restrictive as those it takes to protect its own confidential, proprietary and/or trade secret information (but in no event less than a reasonable degree of care).  The Receiving Party shall not itself, nor shall it allow others to, use, display, copy, disclose, transmit, reverse engineer, disassemble, decompile, translate or modify all or any part of such Confidential Information, without the Disclosing Party’s prior written consent (which consent, in the case of the Company, shall require approval of the majority of the members of the Board); provided that the Receiving Party shall be permitted to take any of the foregoing actions in connection with the performance of covenants and obligations under this Agreement (provided that in no event shall the Receiving Party allow others to take any of the foregoing actions without obtaining the prior written consent of the Company upon the approval of the majority of the members of the Board).  The Receiving Party agrees to limit access to the Disclosing Party’s Confidential Information to those of its affiliates, directors, officers, employees and contractors who: (a) have a need to know such Confidential Information for purposes of such party performing its obligations hereunder; and (b) are obligated in writing to protect the confidentiality of such Confidential Information under terms at least as restrictive as those set forth in this Section 6.  The Receiving Party shall be fully and directly responsible and liable to the Disclosing Party for any breach of this Section 6 by any individuals or entities receiving access to the Disclosing Party’s Confidential Information through or on behalf of the Receiving Party.

(c)Exclusions. The restrictions set forth in this Section 6 shall not apply with respect to any information which: (a) became publicly known through lawful means; (b) was rightfully in the Receiving Party’s possession prior to disclosure by the Disclosing Party; (c) is disclosed to the Receiving Party without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction); or (d) is independently developed by the Receiving Party without use of or reference to any Confidential Information of the Disclosing Party.

(d)Disclosure in Compliance with Law. In the event the Receiving Party is required by law, securities exchange or regulation or court order to disclose any of the Disclosing Party’s Confidential Information, the Receiving Party promptly shall, if not prohibited by law, regulation or rule, notify the Disclosing Party in writing prior to making any such disclosure in order to facilitate the Disclosing Party’s effort to seek a protective order or other appropriate remedy from the proper authority.  The Receiving Party agrees to reasonably cooperate with the Disclosing Party, at the Disclosing Party’s expense, in seeking such order or other remedy.  The Receiving Party further agrees that if the Disclosing Party is not successful in precluding the requesting legal body from requiring the disclosure of the Confidential Information, it shall furnish only that portion of the Confidential Information that is legally required and shall exercise all reasonable efforts to obtain reliable assurances that confidential treatment shall be accorded the Confidential Information.

(e)Prior Non-Disclosure Agreement.  In the event the parties have heretofore entered into one or more confidentiality or non-disclosure agreements, such agreement(s) shall, as applicable, govern the treatment of information disclosed or exchanged by the parties up to and including the day immediately prior to the Effective Date hereof, and the provisions of this Section 6 shall govern the treatment of Confidential Information disclosed or exchanged by the parties from and after the Effective Date hereof.

7.Intellectual Property.

(a)Work Product. As used in this Agreement, the term “Work Product” shall include, without limitation, all discoveries, ideas, inventions, concepts, developments, know-how, trade secrets, works of authorship, materials, software (source and object code), HTML, writings, drawings, designs, processes, techniques, formulas, data, specifications, technology, patent applications (and contributions thereto), and other creations (and any related improvements or modifications to the foregoing or to any Confidential Information of the Company), whether or not patentable, relating to any activities of the Company that are conceived, created or otherwise developed by or for PEAK6 (alone or with others) in connection with rendering the Services or delivered to the Company by or for PEAK6 in connection with rendering the Services (a) during the Term, or (b) if based on Confidential Information of the Company, after termination of this Agreement.

(b)Assignment. PEAK6 agrees that any and all Work Product (other than Background Technology) shall be the sole and exclusive property and Confidential Information of the Company.  To the extent that such Work Product may not be considered “work made for hire,” and except for PEAK6’s rights in the Background Technology or any third party rights in any Third Party Technology (as such terms are defined below), PEAK6 hereby irrevocably assigns and agrees to assign to the Company all right, title and interest worldwide in and to such Work Product (whether currently existing or conceived, created or otherwise developed later), including, without limitation, all copyrights, trademarks, trade secrets, patents, industrial rights and all other intellectual and proprietary rights related thereto (the “Proprietary Rights”), effective immediately upon the inception, conception, creation or development thereof.

(c)License.  To the extent, if any, that any Work Product (other than Background Technology) or Proprietary Rights are not assignable or that PEAK6 retains any right, title or interest in and to any such Work Product or any Proprietary Rights, PEAK6 hereby grants to the Company a perpetual, irrevocable, fully paid-up, royalty-free, transferable, sublicensable (through multiple levels of sublicensees), exclusive, worldwide right and license to use, reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, sell, offer to sell, import and otherwise use and exploit (including by having others exercise such rights on behalf of the Company) all or any portion of such Work Product or Proprietary Rights, in any form or media (now known or later developed).

(d)Background Technology, Third Party Technology and PEAK6 Proprietary Information.

(i)The assignment set forth in Section 7(b) and exclusive license set forth in Section 7(c) shall not apply to: (i) any creations (including, without limitation, any technology, inventions, discoveries, works of authorship or other prior creations) that were conceived, created or reduced to practice by or for PEAK6 (alone or with others) prior to commencement of PEAK6’s contractor arrangement with the Company or which were conceived, created or reduced to practice by or for PEAK6 (alone or with others) not in connection with the performance of the Services hereunder and without use of or reference to (or otherwise based on) any Confidential Information of the Company (collectively, “Background Technology”); or (ii) any software, materials or other technology which is owned or controlled by a third party (“Third Party Technology”).

(ii)Unless otherwise agreed by the parties in writing, to the extent any Background Technology or Third Party Technology is incorporated by PEAK6 or with PEAK6’s approval into or otherwise included in, or is necessary or desirable for the use or exploitation of, any deliverable or other Work Product and such deliverable or other Work Product is necessary or desirable for the online dating and online community businesses of the Company (including its affiliates and its or their successors and assigns), PEAK6 hereby grants to the Company a perpetual, irrevocable, fully paid-up, royalty-free, transferable, sublicensable (through multiple levels of sublicensees), worldwide right and license to reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, have made, sell, offer to sell, import and otherwise use and exploit (including by having others exercise such rights on behalf of the Company) all or any portion of such Background Technology or Third Party Technology in connection with developing, enhancing, marketing, distributing or providing, maintaining or supporting, or otherwise using or exploiting, all or any portion of the Work Product or Proprietary Rights, in any form or media (now known or later developed), without any obligation to account to PEAK6 or any third party.

8.Independent Contractor Relationship.  PEAK6’s relationship with the Company shall be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, agency or employer-employee relationship between the parties.  PEAK6 is not the agent of the Company and is not authorized and shall not have any authority to make any representation, contract or commitment on behalf of the Company, or otherwise bind the Company in any respect whatsoever.  PEAK6 (and its employees and agents) shall not be entitled to any of the benefits the Company may make available to its employees, such as group insurance, stock option, stock compensation, profit-sharing or retirement benefits.  PEAK6 shall be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to PEAK6’s performance of services and receipt of fees under this Agreement.

9.Noninterference. PEAK6 acknowledges that the Company’s relationships with its employees, agents, suppliers, customers and vendors are valuable business assets.  Accordingly, PEAK6 agrees that, during the Term PEAK6 shall not (for itself or for any third party) divert or attempt to divert from the Company any business, employee, agent, supplier, client, customer or vendor, through solicitation or otherwise.

10.Notices. All notices, statements or other documents which are required or contemplated by this Agreement to be given, delivered or made by the Company or PEAK6 to the other (each a “Notice”) shall be in writing and shall be: (a) delivered personally or by commercial messenger; (b) sent via a recognized overnight courier service; (c) sent by registered or certified mail, postage pre-paid and return receipt requested; or (d) sent by facsimile transmission or electronic mail, provided confirmation of delivery is received by sender and the original Notice is sent or delivered contemporaneously by an additional method provided in this Section 10; in each case so long as such Notice is addressed to the intended recipient thereof as set forth below:

If to the Company:

Spark Networks, Inc.
11150 Santa Monica Blvd., Suite 600
Los Angeles, CA 90025
Attention: Robert O’Hare, Chief Financial Officer
Email: rohare@spark.net

with a copy to:

Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
Attention: Murray A. Indick & John M. Rafferty
Telephone: (415) 268-7096
Facsimile: (415) 276-7147
E-mail: MIndick@mofo.com; JRafferty@mofo.com

If to PEAK6:

PEAK6 Investments, L.P.
141 W. Jackson Blvd., Suite 500
Chicago, IL 60604
Attention: Matt Hulsizer & Jay Coppoletta
Telephone: 312-444-8444 or 312-444-8868
E-mail: mhulsizer@peak6.com; legal@peak6.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive
Chicago, Illinois 60606
Attention: Shilpi Gupta
Telephone: (312) 407-0700
E-mail: shilpi.gupta@skadden.com

Any party may change its address specified above by giving each party Notice of such change in accordance with this Section 10.  Any Notice shall be deemed given upon actual receipt (or refusal of receipt).

11.Assignment; Successors. Neither party may delegate any obligations hereunder to any other party without the prior written consent of the other party (which consent, in the case of the Company, shall require the approval of a majority of the members of the Board).  Subject to the foregoing with respect to such obligations, this Agreement (i) may be assigned by a party in connection with a merger, transfer of assets, or other transaction or event involving all or a substantial portion of the business of such party, and (ii) all the obligations hereunder shall be binding on and the rights hereunder shall inure to the benefit of the successors and assigns of the parties.

12.Counterparts.  This Agreement may be executed and delivered by each party hereto in separate counterparts (including facsimile or PDF), each of which when so executed and delivered shall be deemed an original, and both of which taken together shall constitute one and the same agreement.

13.Entire Agreement; Modification. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein.  No amendments or modifications of this Agreement nor waiver of the terms or conditions thereof shall be binding upon either party unless approved in writing by an authorized representative of such party.

14.Applicable Law. PURSUANT TO SECTION 5‑1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW (OR ANY SUCCESSOR STATUTE THERETO), THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT UNDER, AND SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND APPLICABLE FEDERAL LAW.

15.Consent to Jurisdiction, Venue and Service of Process. Pursuant to, and in accordance with, Section 5‑1402 of the New York General Obligations Law (or any successor statute thereto), the Company and PEAK6 irrevocably (i) agree that any suit, action or other legal proceeding arising out of or relating to this Agreement may be brought in the non‑exclusive jurisdiction of a court of record in the State of New York located in the Borough of Manhattan or in the United States District Court for the Southern District of the State of New York located in the Borough of Manhattan, (ii) consent to the jurisdiction of each such court in any such suit, action or proceeding, and (iii) waive any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.  The Company and PEAK6 also irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the respective address set forth for such party in Section 10 hereof. The Company and PEAK6 agree that a final judgment in any suit, action or proceeding shall be conclusive and may be enforced in appropriate jurisdictions by suit on the judgment or in any other manner provided by law.

IN WITNESS WHEREOF, the parties have executed this Management Services Agreement as of the day and year first above written.

SPARK NETWORKS, INC.

/s/ Robert W. O’Hare
By:	Robert W. O’Hare
Title:	Chief Financial Officer

PEΔK6 INVESTMENTS, L.P.

/s/ Jay Coppoletta
By:	Jay Coppoletta
Title:	Chief Corporate Development & Legal Officer